Exhibit 99.1
Press Release Dated April 18, 2012

NEWS RELEASE
April 18, 2012

Farmers Capital Bank Corporation Announces First Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $3.3 million for the quarter ended March 31, 2012, an increase of $2.1 million or 164% compared to net income of $1.3 million for the quarter ended December 31, 2011. On a per common share basis, net income was $.38 for the current quarter compared to $.10 for the linked quarter, an increase of $.28 or 280%. Net income for the current quarter represents a $2.3 million or 217% increase compared with the $1.0 million reported for the first quarter a year ago. On a per common share basis, net income for the current quarter was up $.30 or 375% over the $.08 reported for the first quarter of 2011.

“While the overall results for the current quarter are an improvement over recent quarters, the significant challenge of managing our nonperforming assets continues to exist,” states Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Nonperforming loans were relatively unchanged during the quarter and our allowance for loan losses remains strong at 2.58% of net loans outstanding,” says Mr. Hillard. “And although the overall balance of repossessed real estate increased during the quarter, we sold properties totaling $3.1 million at 92% of their carrying amount and we have signed agreements to receive $3.9 million from the sale of additional properties with a carrying value of $3.7 million that are scheduled to close during the second quarter.”

“We continue to seek out opportunities to increase efficiency and improve performance,” says Mr. Hillard. “The Company entered into an agreement in the first quarter that will reduce payment card processing expenses by approximately $500 thousand during 2012 and by $850 thousand for 2013” when compared to the amount of expense incurred during 2011.

A summary of nonperforming assets is as follows for the periods indicated.

(In thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Nonaccrual loans	$61,358	$59,755	$60,322	$63,737	$57,473
Loans 90 days or more past due and still accruing	50	1	2	3	45
Restructured loans	17,551	19,125	28,742	32,241	36,746
Total nonperforming loans	78,959	78,881	89,066	95,981	94,264

Other real estate owned	41,750	38,157	35,993	34,710	34,371
Other foreclosed assets	36	36	40	17	20
Total nonperforming assets	$120,745	$117,074	$125,099	$130,708	$128,655

Ratio of total nonperforming loans to total loans (net of unearned income)	7.5%	7.4%	8.1%	8.5%	8.2%
Ratio of total nonperforming assets to total assets	6.4	6.2	6.6	6.8	6.5

Although overall nonperforming loans were relatively flat in the linked quarter comparison, nonaccrual loans increased $1.6 million or 2.7% offset by a decrease in restructured loans of $1.6 million or 8.2%. Nonaccrual loans were driven higher by the addition of a group of related credits in the amount of $9.5 million secured by farmland with an aggregate value in excess of the carrying amount. Restructured loans decreased primarily as a result of the reclassification of two separate larger-balance credits totaling $1.5 million secured by residential real estate to nonaccrual status.

Other real estate owned increased $3.6 million or 9.4% during the quarter, led by the acquisition of four separate larger-balance properties totaling $5.1 million securing loans previously classified as nonaccrual. Of the larger-balance properties repossessed, two represent construction and land development projects in the amount of $3.6 million, one represents commercial real estate in the amount of $959 thousand, and one represents residential real estate in the amount of $532 thousand.

The allowance for loan losses was $27.1 million or 2.58% of loans outstanding (net of unearned income) at March 31, 2012 compared to $28.3 million or 2.64% at year-end 2011. Net charge-offs were $2.2 million for the current quarter and exceeded the provision for loan losses in the amount of $1.2 million. Net charge-offs for the current quarter include three transactions totaling $1.1 million in the aggregate.

First Quarter 2012 Compared to Fourth Quarter 2011

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The $2.1 million or 164% increase in net income in the linked quarter comparison was driven mainly by a $2.3 million or 70.3% decrease in the provision for loan losses. Net interest income and noninterest income increased $403 thousand or 3.1% and $130 thousand or 2.2%, respectively.  Noninterest expenses decreased $151 thousand or 1.0% while income tax expense was $936 thousand or 161% higher.

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The decrease in the provision for loan losses is mainly the result of a relatively unchanged amount of nonperforming loans outstanding combined with an improvement related to the historical loss rates, as adjusted for current risk factors, applied to the general portfolio.

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The $403 thousand increase in net interest income was driven by lower interest expense of $548 thousand or 9.5%, which offset a decrease in interest income of $145 thousand or .8%. The decrease in interest expense is primarily due to a $405 thousand or 12.6% decrease in interest expense on deposits and lower interest expense on long-term borrowings of $144 thousand or 7.2%. Interest expense on deposits and other borrowings have trended downward primarily as a result of the overall low interest rate environment and a strategy to reduce higher-rate time deposits. Outstanding balances of long-term borrowings have also declined as a result of scheduled maturities.

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Net interest margin was 3.14% for the current quarter, an increase of 18 basis points from 2.96% in the linked quarter. Net interest spread was 2.91% and 2.72% in the current and linked quarter, respectively.

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The $130 thousand increase in noninterest income was driven by higher income from company-owned life insurance of $527 thousand or 226%, partially offset by a decrease in investment securities gains of $143 thousand or 97.9% and lower service charges and fees on deposits of $133 thousand or 6.2%. The increase in income from company-owned life insurance is the result of a $529 thousand gain related to death benefit proceeds received in the current quarter. The decrease in investment securities gains is attributed to a decrease in the volume of securities sold, which often take place at irregular intervals based on asset and liability management strategies. The decrease in service charges and fees on deposits is attributed to lower fees from overdraft/insufficient funds of $146 thousand or 11.1% resulting from lower transaction volumes.

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The $151 thousand decrease in noninterest expenses was led by lower net expenses related to repossessed properties of $209 thousand or 17.8%. Salaries and employee benefits increased $416 thousand or 6.2% offset by a decrease in all other operating expenses of $358 thousand or 5.2%. Salary and benefit expenses increased due to several factors: an increase in the average number of full time equivalent employees to 510 from 506, an increase in benefit expense related to health insurance and postretirement benefits, and a modest increase due to annual pay increases that took effect in the current quarter.

▪
The Company recorded income tax expense of $356 thousand in the current quarter compared to an income tax benefit of $580 thousand in the fourth quarter of 2011. The effective tax rate for the current quarter was 9.7% compared to an income tax benefit of 86.3%.

First Quarter 2012 Compared to First Quarter 2011

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The $2.3 million increase in net income for the current quarter compared to the first quarter a year earlier was driven mainly by a $1.5 million or 60.0% decrease in the provision for loan losses, lower noninterest expenses of $689 thousand or 4.5%, a decrease in income tax expense of $425 thousand or 54.4%, partially offset by a decrease in net interest income of $449 thousand or 3.3%.

▪
The $1.5 million decrease in the provision for loan losses is a result of a decrease in nonperforming loans combined with an improvement related to the historical loss rates, as adjusted for current risk factors, applied to the general portfolio.

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The $689 thousand decrease in noninterest expenses was driven by two non-routine losses recorded in the first quarter of last year in the aggregate amount of $1.0 million which are not present in the current quarter. Numerous other noninterest expense line items also decreased, led by lower deposit insurance expense of $202 thousand or 22.7% attributed mainly to the change in the FDIC’s assessment base and rate structure that went into effect during the second quarter of 2011. Salaries and employee benefits increased $356 thousand or 5.3% in the quarterly comparison due to an increase in health insurance and postretirement benefit expenses along with the addition of additional personnel hired in the credit administration and nonperforming asset management positions. Expenses associated with repossessed properties increased $282 thousand or 41.5% over the year-ago quarter due to higher impairment charges recorded in the current quarter.

▪
The $449 thousand or 3.3% decrease in net interest income was driven by lower interest income of $1.8 million or 8.7%, which was partially offset by a decrease in interest expense of $1.3 million or 20.1%.  The decrease in interest income was primarily driven by a decrease in loan volume and, to a lesser extent, a decrease in the related average interest rate earned. The decrease in interest expense is mainly driven by lower average rates paid on interest bearing deposits and lower average outstanding time deposits.

▪
Net interest margin was 3.14% for the current quarter, a decrease of 4 basis points from 3.18% compared to a year earlier. Net interest spread was 2.91% and 2.94% in the current and year-ago quarters, respectively.

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Income tax expense was $356 thousand for the first quarter of 2012, a decrease of $425 thousand or 54.4% compared to $781 thousand in the first quarter of 2011. The effective tax rate for the current quarter was 9.7% compared to 42.8% for the same quarter a year ago.

Balance Sheet

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Total assets were $1.9 billion at March 31, 2012, an increase of $7.2 million or .4% from year-end 2011. The net increase in total assets is attributed mainly to an increase in investment securities and repossessed real estate of $35.6 million and $3.6 million, respectively, partially offset by a $24.3 million decrease in loans (net of unearned income and allowance) and a $5.6 million decrease in cash and equivalents.

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The increase in investment securities is driven primarily by the lack of high quality loan demand. Funds received from loan paydowns and other sources have generally been reinvested in investment securities when loan demand has fallen.

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Other real estate owned was $41.8 million at quarter end, up $3.6 million or 9.4% compared to $38.2 million at year end. As discussed above, during the current quarter the Company acquired four separate larger-balance properties totaling $5.1 million securing loans previously classified as nonaccrual.

▪
Total deposits increased $12.1 million or .8% in the linked quarter comparison. Noninterest bearing deposit balances increased $10.4 million or 4.6% and interest bearing deposits increased $1.7 million or .1%.

▪	Long-term borrowings decreased $10.1 million or 4.2% due to principal repayments related to scheduled maturities of federal home loan bank borrowings.
▪
The allowance for loan losses was 2.58% of loans outstanding (net of unearned income) at March 31, 2012, a decrease of 6 basis points compared to 2.64% at year-end 2011. Net charge-offs were $2.2 million and $5.9 million for the current and linked quarters, respectively. This represents a decrease of $3.7 million or 62.9%. Net charge-offs for the current quarter include three transactions totaling $1.1 million in the aggregate.

▪
The ratio of nonperforming loans to loans outstanding (net of unearned income) was 7.5% at March 31, 2012, up 19 basis points compared to 7.4% at year-end 2011. The increase was driven by the reduction in net loans outstanding as nonperforming loans were relatively unchanged.

▪
On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary banks exceeds the targets established in the agreements with their regulatory agencies.

Dividend Status

Under an agreement with its banking regulatory authorities entered into during the fourth quarter of 2009, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of all subsequent quarterly Company requests to make interest payments on its trust preferred securities and dividends on its preferred stock, the Company has not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.  Moreover, the Company will not pay any such dividends on its common stock until the Company’s assessment of its capital position and earnings trends yield the conclusion that the payment of a common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Consolidated Financial Highlights-Unaudited
(In thousands except per share data)
	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Interest income	$18,410	$18,555	$20,168
Interest expense	5,203	5,751	6,512
Net interest income	13,207	12,804	13,656
Provision for loan losses	977	3,286	2,441
Net interest income after provision for loan losses	12,230	9,518	11,215
Noninterest income	6,028	5,898	5,893
Noninterest expenses	14,593	14,744	15,282
Income before income tax expense	3,665	672	1,826
Income tax expense	356	(580)	781
Net income	$3,309	$1,252	$1,045

Net income	$3,309	$1,252	$1,045
Preferred stock dividends and discount accretion	(478)	(477)	(472)
Net income available to common shareholders	$2,831	$775	$573

Basic and diluted net income per common share	$.38	$.10	$.08

Averages
Loans, net of unearned interest	$1,058,277	$1,084,839	$1,173,677
Total assets	1,906,371	1,934,320	1,958,088
Deposits	1,434,399	1,448,496	1,464,858
Shareholders’ equity	159,357	156,613	151,325

Weighted average shares outstanding-basic and diluted	7,447	7,437	7,412

Return on average assets	.70%	.26%	.22%
Return on average equity	8.35%	3.17%	2.80%

	March 31, 2012	December 31, 2011
Cash and cash equivalents	$88,669	$94,309
Investment securities	634,250	598,694
Loans, net of allowance of $27,053 and $28,264	1,019,508	1,043,844
Other assets	148,400	146,743
Total assets	$1,890,827	$1,883,590

Deposits	$1,447,203	$1,435,065
Federal funds purchased and other short-term borrowings	27,945	27,022
Other borrowings	229,552	239,664
Other liabilities	26,392	24,782
Total liabilities	1,731,092	1,726,533

Shareholders’ equity	159,735	157,057
Total liabilities and shareholders’ equity	$1,890,827	$1,883,590

End of period tangible book value per common share1	$17.22	$16.86
End of period common share value	6.01	4.49

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.